Exhibit E

JOINDER AGREEMENT TO JOINT FILING AGREEMENT

WHEREAS, Newlinks Technology Limited, an exempted company with limited liabilities incorporated under the laws of the Cayman Islands, Zhen Dai, Yang Wang and Weilin Sun (collectively, the “Group”) have entered into a Joint Filing Agreement on June 23, 2022; and

WHEREAS, Newlinks Envision Limited, an exempted company with limited liabilities incorporated under the laws of the Cayman Islands (the “New Member”), wishes to join the Group by virtue of such entity’s beneficial ownership of the shares of NaaS Technology Inc. (the “Issuer”).

NOW, IT IS AGREED, this 21st day of December 2023 by the parties hereto:

1. In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the New Member agrees to the joint filing together with the other members of the Group, on behalf of the Group, of statements on Schedule 13D with respect to the securities of the Issuer to the extent required under applicable securities laws.

2. This Joinder Agreement may be included as an Exhibit to such joint filing and may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

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Newlinks Technology Limited

By:	/s/ Zhen Dai
Name: Title:	Zhen Dai Director

Newlinks Envision Limited

By:	/s/ Zhen Dai
Name: Title:	Zhen Dai Director

Zhen Dai

/s/ Zhen Dai

Yang Wang

/s/ Yang Wang

Weilin Sun

/s/ Weilin Sun